Exhibit 99.1

Exar Corporation Announces Certified Results of Annual Shareholder Meeting

Fremont, California, November 2, 2005 - Exar Corporation (NASDAQ: EXAR) today announced that the Final Report of the Inspector of Election, IVS Associates, Inc., indicated that shareholders at Exar’s annual meeting held on October 27, 2005 voted to elect to the Board nominees Guy Adams, Richard Leza and Pete Rodriguez. Also, with respect to the precatory resolution to declassify the Board, shareholders voted that the Board take the necessary steps to declassify the Board and to require that all directors stand for election annually.

About Exar

Exar Corporation, celebrating its 20th year on Nasdaq, designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 275 people worldwide. For more information about the Company visit: http://www.exar.com.

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For Immediate Release

Ronald W. Guire, Exec. VP, CFO

Thomas R. Melendrez, Senior Vice President

(510) 668-7000